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                                                                   EXHIBIT(a)(1)

                     PILGRIM AMERICA INVESTMENT FUNDS, INC.

                             ARTICLES OF RESTATEMENT

      THIS IS TO CERTIFY THAT:

      FIRST: Pilgrim America Investment Funds, Inc., a Maryland corporation (the "Corporation"), desires to restate its charter as currently in effect.

      SECOND: The following provisions are all the provisions of the charter as currently in effect:


      FIRST: I, THE UNDERSIGNED, Murray L. Simpson, whose post office address is One North LaSalle Street, Chicago, Illinois 60602, being of full legal age, do, under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, hereby act as an incorporator with the intention of forming a corporation.

      SECOND: The name of the corporation is:
                  Pilgrim America Investment Funds, Inc.

      THIRD: The purposes for which the corporation is formed are:

      To engage generally in the business of an incorporated investment company of the management type, investing and reinvesting as more specifically set forth herein, subject to the provisions of these Articles of Incorporation and the By-Laws of the corporation, its assets in all forms of securities and other personal and real property, of every kind and description; to consolidate or merge with, to acquire and take over the assets of, and to assume the liabilities of any other corporation or trust with similar powers, to make contracts, and, generally, to do any or all acts and things necessary or desirable in furtherance of any of the corporate purposes or designed to protect, preserve, or enhance the value of the corporate assets, or to the extent permitted to business corporations authorized under the State of Maryland as now or may in the future be enforced; and to do any or all of the things in furtherance of the above purposes as natural persons might do.

      To purchase and otherwise acquire, own, hold, sell, exchange, transfer, mortgage, pledge, hypothecate and otherwise dispose of and generally deal in personal property of all kinds, character and description, including but not by way of limitation, notes, stock, treasury stock, bonds, debentures, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument, secured or

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unsecured, negotiable or non-negotiable, commonly known as a "security" or any certificate of interest or participation, temporary or interim certificate for, receipt for, guarantee of or warrant or right to subscribe to purchase any security, subject to such restrictions as may be set forth from time to time in the By-Laws of the corporation.

      To conduct researches, investigations, enterprises, and otherwise transact all kinds of business relating to the gathering, publishing and distribution of financial and investment information and statistics or such business as may be carried on in connection therewith throughout the world.

      To enter into, make and perform contracts of every lawful kind, without limitation as to amount, except as expressly provided to the contrary in the By-Laws, with any person, firm, association, partnership, corporation or entity including but not by way of limitation agreements for the disposition or acquisition of the corporate stock of the corporation, agreements for the management, supervision and overseeing of its assets or activities, and the rendering of services with reference thereto, agreements for the holding or custody of its assets, the acquisition and disposition of its securities, agreements for the conduct of administrative, accounting or other activities, agreements relating to borrowing or repayment of money.

      The foregoing statements of objects and purposes except as otherwise expressly provided shall not be held to limit or restrict in any manner the powers of the corporation, and are in furtherance of, and in addition to, and not in limitation of, the general powers conferred upon the corporation by the laws of the State of Maryland or otherwise.

      FOURTH:     The post office address of the principal office of the
corporation in this State is c/o The Corporation Trust Incorporated, 32 South Street, 2nd Floor, Baltimore, MD 21202. The name of the resident agent of the corporation in this State is The Corporation Trust Incorporated, and the address of the resident agent is 32 South Street, 2nd Floor, Baltimore, MD 21202.

      FIFTH:      1.   The total number of shares of stock which the corporation
has authority to issue is five hundred million (500,000,000) shares of Common Stock, $0.10 par value per share with an aggregate par value of $50 million, which are classified as follows: eighty million (80,000,000) shares of Pilgrim America MagnaCap Fund series Class A Common Stock, eighty million (80,000,000) shares of Pilgrim America MagnaCap Fund series Class B Common Stock, forty million (40,000,000) shares of Pilgrim America MagnaCap Fund series Class M Common Stock, eighty million (80,000,000) shares of Pilgrim America High Yield Fund series Class A Common Stock, eighty million (80,000,000) shares of Pilgrim America High Yield Fund series Class B Common Stock, forty million (40,000,000) shares of Pilgrim America High Yield Fund series Class M Common Stock, and one hundred million (100,000,000) shares of Common Stock without further classification or designation.

            2. The Board of Directors of the corporation is authorized, from time to time, to further classify or to reclassify, as the case may be, any unissued shares of stock of the corporation by setting or changing the preferences, conversion or other rights, voting power,

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restrictions, limitations as to dividends, qualifications and terms or conditions or redemptions of the stock.

            3. Subject to the power of the Board of Directors to reclassify unissued shares, the shares of each class of stock of the corporation shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption:

                        (a) (i) All consideration received by the corporation for the issuance or sale of shares of a class together with all income, earnings, profits and proceeds thereof, shall irrevocably belong to each such class for all purposes, subject only to the rights of creditors, and are herein referred to as "assets belonging to" each such class.

                              (ii) The assets belonging to each such class shall
                  be charged with the liabilities of the corporation in respect of such class and with such class' share of the general liabilities of the corporation, in the latter case in the proportion that the net asset value of such class bears to the net asset value of all classes. The determination of the Board of Directors shall be conclusive as to the allocation of liabilities, including accrued expenses and reserves, to a class.

                              (iii) Dividends or distributions on shares of each
                  class, whether payable in stock or cash, shall be paid only out of earnings, surplus or other assets belonging to such class.

                              (iv) In the event of the liquidation or
                  dissolution of the corporation, stockholders of each class shall be entitled to receive, as a class, out of the assets of the corporation available for distribution to stockholders, the assets belonging to each such class and the assets so distributable to the stockholders of such class shall be distributed among such stockholders in proportion to the number of shares of such class held by them.

                        (b) A class may be invested with one or more other classes in a common investment portfolio. Notwithstanding the provisions of paragraph 3(a) of this Article Fifth, if two or more classes are invested in a common investment portfolio, the shares of each such class of stock of the corporation shall be subject to the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, and, if there are other classes of stock invested in a different investment portfolio, shall also be subject to the provisions of paragraph 3(a) of this Article Fifth at the portfolio level as if the classes invested in the common investment portfolio were one class:

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                              i. The income and expenses of the investment
                  portfolio shall be allocated among the classes invested in the investment portfolio in accordance with the net asset value of shares outstanding of each such class or as otherwise determined by the Board of Directors.

                              ii. As more fully set forth in this paragraph
                  (3)(b) of Article Fifth, the liabilities and expenses of the classes invested in the same investment portfolio shall be determined separately from those of each other and, accordingly, the net asset value, the dividends and distributions payable to holders, and the amounts distributable in the event of liquidation of the corporation to holders of shares of the corporation's stock may vary from class to class invested in the same investment portfolio. Except for these differences and certain other differences set forth in this paragraph (3) of Article Fifth, the classes invested in the same investment portfolio shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption.

                              iii. The dividends and distributions of investment
                  income and capital gains with respect to the classes invested in the same investment portfolio shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends may vary among the classes invested in the same investment portfolio to reflect differing allocations of the expenses of the corporation among the classes and any resultant differences between the net asset value per share of the classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income and capital gains, expenses and liabilities of the corporation among the classes shall be determined by the Board of Directors in a manner that is consistent with an order, if any, obtained from the SEC or any future amendment to such order or any rule or interpretation under the Investment Company Act of 1940, as amended.

                        (c) Except as hereinafter provided, on each matter submitted to a vote of the stockholders, each holder of a share of stock shall be entitled to one vote for each share outstanding in his name on the books of the corporation. All holders of shares of stock shall vote as a single class except as may otherwise be required by law pursuant to any applicable order, rule or interpretation issued by the SEC, or otherwise, or except with respect to any matter which affects only one or more classes of stock, in which case only the holders of shares of the class or classes affected shall be entitled to vote.

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                        (d)   Notwithstanding any other provision of these
                  Articles of Incorporation, including the last sentence of Article Ninth hereof, the proceeds of the redemption of a share of stock of any class shall be reduced by the amount of any contingent deferred sales charge payable on such redemption pursuant to the terms of issuance of such share.

                        (e) At such times as may be determined by the Board of Directors (or with the authorization of the Board of Directors, the officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, and applicable rules and regulations of the National Association of Securities Dealers, Inc. and reflected in the registration statement of the respective series, current as of the time such shares are issued, shares of Class B or Class M Common Stock of such series may be automatically converted into shares of another class of capital stock of the respective series based on the relative net asset value of such classes at the time of conversion, subject, however, to any condition of conversion that may be imposed by the Board of Directors (or with authorization of the Board of Directors, the officers of the Corporation) and reflected in such current registration statement relating to the respective series as aforesaid.

      SIXTH:      The number of directors of the corporation shall be six (6), which number may be increased or decreased as may be provided by the By-Laws, and in no event shall there be less than three (3) directors. The names of the directors who shall act until the next annual meeting or until their successors are duly chosen and qualified are:

                              Mary Baldwin
                              John P. Burke
                              Al Burton
                              Bruce S. Foerster
                              Jock Patton
                              Robert W. Stallings

      SEVENTH:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

      To make, alter or repeal the By-Laws of the corporation except as therein provided.

      To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserves in the manner in which it was created. Such reserve or reserves may be invested and reinvested by the Board of Directors in the same way and subject to the same restrictions as are provided for the investment and reinvestment of the capital of the corporation. When and only when the Board of Directors shall decide that it is advisable or necessary to pay dividends out of the reserve, shall such funds be subject to the payment of dividends.

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      To specify by the By-Laws the number of directors constituting the whole
Board of Directors which number shall not be less than three (3) and which may be increased or decreased as provided in the By-Laws; and if there be a vacancy on the Board of Directors by reason of death, resignation or otherwise to fill such vacancy for the unexpired term by a majority vote of the remaining directors; and to fill a vacancy created by an increase in the number of directors by a majority vote of the entire Board of Directors. A director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualifies. Notwithstanding the foregoing, any such election by the Board of Directors is subject to the restrictions relating thereto set forth in the By-Laws.

      To designate one or more committees, each committee to consist of two or more of the directors of the corporation, which to the extent provided in the Resolution or Resolutions of the Board of Directors or in the By-Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, except the power to declare dividends, to issue stock or to recommend to stockholders may action requiring stockholders' approval, and have the power to authorize the seal of the corporation to be affixed to all papers which may require it.

      Subject to all applicable provisions of the By-Laws, and of the Federal Investment Company Act of 1940 and/or the Rules and Regulations thereto, to enter into a written agreement with any person, firm or corporation to act as manager, investment adviser, underwriter, distributor, fiscal agent, depository and/or custodian of the corporation.

      From time to time to offer for subscription or otherwise issue or sell, for such consideration as the Board of Directors may determine and which may be permitted by law at the time of such subscription, issue or sell, any or all of the authorized stock of the corporation not then issued or which may have been issued and reacquired by the corporation and any or all of any increased stock that may hereafter be authorized.

      When and as authorized by the affirmative vote of the holders of two-thirds of the stock issued and outstanding given at a stockholders' meeting duly called for that purpose or when authorized by the written consent of the holders of two-thirds of the stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation including its good will and its corporate franchise upon such terms and conditions and for such consideration which may be in whole or in part shares of stock in and/or other securities of any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interest of the corporation.

      EIGHTH:     The holders of the capital stock of this corporation shall have no preemptive or preferential rights to subscribe for, purchase or receive any part of any new or additional issues of any stock or any bonds or other obligations of this corporation convertible into stock whether now or hereafter authorized. The Board of Directors of the corporation may in its discretion from time to time grant rights to stockholders to subscribe to or purchase additional shares or bonds of the corporation. Stockholders shall have no right to cumulative voting.

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      NINTH:      All shares of the corporation's capital stock will be subject to redemption at the option of the holders thereof at the redemption price determined in accordance with the provisions set forth in the By-Laws of the corporation. The method prescribed in the By-Laws for determining the redemption price shall be based on the net value of the corporation's assets determined in accordance with applicable public law and regulatory authority. Notwithstanding the foregoing, the Board of Directors may temporarily suspend the redemption of shares in accordance with the provisions of applicable public law and regulatory authority. The Board of Directors shall have authority to fix from time to time a charge for the privilege of redemption not in excess of one percent (1%) of the net asset value of the shares to be redeemed, as set forth in the By-Laws.

      TENTH:      The corporation is to have perpetual existence.

      ELEVENTH:   The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation and the corporation may authorize or take any corporate action (including, without limitation, any amendment to its Articles of Incorporation) upon the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon, notwithstanding any provision of the Maryland General Corporation Law which would otherwise require more than a majority of the outstanding shares of stock to authorize or take such action.

      TWELFTH:    At the option of the corporation, to be exercised at the
discretion of the Board of Directors, the corporation may automatically redeem the shares owned by a stockholder if any time the shares of such stockholder do not have a total value of at least $1,000. The Board of Directors shall cause written notice to be mailed to any stockholder at the address of such stockholder as then reflected on the books of the corporation of the intention of redemption, and, unless such stockholder within 30 days following the mailing of such notice purchases such additional number of shares so that the value of all such shares then owned by such stockholder is at least $1,000, the corporation shall on the date specified in such written notice redeem all shares owned by such stockholder at the aggregate per share redemption price next determined as provided in the By-laws of the corporation.

      THIRD:      The foregoing restatement of the charter has been approved by a majority of the entire board of directors.

      FOURTH:     The charter is not amended by the Articles of Restatement.

      FIFTH:      The current address of the principal office of the Corporation is set forth in Article Fourth of the foregoing restatement of the charter.

      SIXTH:      The name and address of the Corporation's current resident agent is set forth in Article Fourth of the foregoing restatement of the charter.

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      SEVENTH:    The number of directors of the Corporation are set forth in
Article Sixth of the foregoing restatement of the charter.

      EIGHTH:     The undersigned President acknowledges these Articles of
Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified by oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

      IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this 23rd day of December, 1997.

ATTEST:                                           PILGRIM AMERICA INVESTMENT
                                                  FUNDS, INC.

/s/ James M. Hennessy                             By: /s/ Robert W. Stallings
------------------------------                        --------------------------
Secretary                                             President

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